Exhibit 5.1

Our ref: RZB/791064-000008/37077165v2

Satellogic Inc. Kingston Chambers PO Box 173 Road Town Tortola, VG1110 British Virgin Islands

20 December 2024

Dear Sirs

Satellogic Inc. (the "Company")

We have acted as counsel as to British Virgin Islands law to the Company in connection with the Company's registration statement on Form F-3, including all amendments or supplements thereto (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), filed on 10 December 2024 with the Securities and Exchange Commission (the "Commission"), including the prospectus included therein (the "Base Prospectus") and the prospectus supplement dated 20 December 2024 (the "Prospectus Supplement" and together with the Base Prospectus, the "Prospectus") relating to the offering and sale from time to time to the public (the "Offering") of up to US$50,000,000 of class A ordinary shares of US$0.0001 par value each of the Company ("Class A Ordinary Shares" and each a "Class A Ordinary Share") as filed with the Commission pursuant to Rule 424(b) under the Securities Act and in connection with the entry by the Company into a controlled equity offering℠ sales agreement dated 20 December 2024 between the Company and Cantor Fitzgerald & Co. (the "Agent") providing for, amongst other things, the engagement of the Agent as sales agent or principal with respect to Class A Ordinary Shares the subject of the Offering (such Class A Ordinary Shares, the "Placement Shares") (the "Sales Agreement").

This opinion letter is given in accordance with the terms of the "Legal Matters" section of the Registration Statement.

Maples and Calder
Kingston Chambers PO Box 173 Road Town Tortola VG1110 British Virgin Islands
Tel +1 284 852 3000 Fax +1 284 852 3097 maples.com

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1

The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 19 December 2024, including the Company's certificate of incorporation and its memorandum and articles of association as most recently amended on 8 March 2023 (the "Memorandum and Articles").

1.2

The records of proceedings available from a search of the electronic records maintained on the Judicial Enforcement Management System and the E-Litigation Portal from 1 January 2000 and available for inspection on 19 December 2024 at the British Virgin Islands High Court Registry (the "High Court Registry").

1.3

The written resolutions of the board of directors of the Company dated 8 December 2024 and the written resolutions of the board of directors of the Company dated 20 December 2024 (together, the "Resolutions").

1.4	A certificate of incumbency dated 20 December 2024, issued by Maples Corporate Services (BVI) Limited, the Company's registered agent (the "Registered Agent's Certificate").

1.5	A certificate of good standing with respect to the Company issued by the Registrar of Corporate Affairs dated 20 December 2024 (the "Certificate of Good Standing").

1.6	A certificate from a director of the Company (a copy of which is attached as Annexure A) (the "Director's Certificate").

1.7	The Sale Agreement.

1.8	The Registration Statement and the Prospectus.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Registered Agent's Certificate, the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1

The Sales Agreement has been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.2

The Sales Agreement is, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the "Relevant Law") and all other relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.3

The choice of the Relevant Law as the governing law of the Sales Agreement has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the British Virgin Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the British Virgin Islands).

2.4

Where the Sales Agreement has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us and, where we have been provided with successive drafts of the Sales Agreement marked to show changes to a previous draft, all such changes have been accurately marked.

2.5	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.6	All signatures, initials and seals are genuine.

2.7

The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the British Virgin Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Sales Agreement.

2.8	The Resolutions remain in full force and effect and have not been revoked or varied.

2.9

That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.10	No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Placement Shares.

2.11

The Company has received, or will receive, cash consideration in consideration for the issue of the Placement Shares and none of the Placement Shares have been, or will be, issued for less than their par value.

2.12

No monies paid to or for the account of any party under the Sales Agreement or any property received or disposed of by any party to the Sales Agreement in each case in connection with the Sales Agreement or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Criminal Conduct Act (As Revised)).

2.13	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.14

There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

2.15

There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Sales Agreement.

2.16	The Company had or will have sufficient authorised and unissued shares under the Memorandum and Articles at the time any Placement Shares are issued.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1

The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (As Revised) (the "Act"), is in good standing at the Registry of Corporate Affairs and is validly existing under the laws of the British Virgin Islands.

3.2	The issue and allotment of the Placement Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Prospectus and the Sales Agreement, the Placement Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Sales Agreement will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)

enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)

enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(d)

where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the British Virgin Islands have jurisdiction to give judgment in the currency of the relevant obligation;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)

an agreement made by a person in the course of carrying on unauthorised financial services business is unenforceable against the other party under section 50F of the Financial Services Commission Act (As Revised);

(i)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(j)

the courts of the British Virgin Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Sales Agreement in matters where they determine that such proceedings may be tried in a more appropriate forum;

(k)

we reserve our opinion as to the enforceability of the relevant provisions of the Sales Agreement to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the British Virgin Islands would accept jurisdiction notwithstanding such provisions; and

(l)

a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Sales Agreement whereby the Company covenants to restrict the exercise of powers specifically given to it under the Act including, without limitation, the power to increase its maximum number of shares, amend its memorandum and articles of association or present a petition to a British Virgin Islands court for an order to wind up the Company.

4.2

To maintain the Company in good standing with the Registrar of Corporate Affairs under the laws of the British Virgin Islands, annual filing fees must be paid and returns made to the Registrar of Corporate Affairs within the time frame prescribed by law.

4.3

We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-British Virgin Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Sales Agreement.

4.4

The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions extended to the British Virgin Islands by Orders in Council and/or sanctions imposed by governmental or regulatory authorities or agencies in the British Virgin Islands under British Virgin Islands legislation.

4.5

Under British Virgin Islands law, the register of members is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a British Virgin Islands court for a determination on whether the register of members reflects the correct legal position. Further, the British Virgin Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. For the purposes of the opinion given in paragraph, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Placement Shares, then the validity of such shares may be subject to re-examination by a British Virgin Islands court.

4.6

In this opinion letter, the phrase "non-assessable" means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.7

We express no view as to the commercial terms of the Sales Agreement or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

4.8

The search of records of proceedings available at the High Court Registry would not reveal any proceeding which has been placed under seal or anonymised (whether by order of the Court or pursuant to the practice of the High Court Registry).

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Sales Agreement and express no opinion or observation upon the terms of any such document.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the SEC Act or the rules and regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you and your counsel pursuant to the Registration Statement. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

Annexure A

Director's Certificate

To:	Maples and Calder Kingston Chambers PO Box 173 Road Town Tortola British Virgin Islands

Date: 20 December 2024

Dear Sirs

Satellogic Inc. (the "Company")

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion or legal opinions in relation to certain aspects of British Virgin Islands law (each, an "Opinion"). Unless otherwise defined herein, capitalised terms used in this certificate have the meaning given to them in the applicable Opinion. I hereby certify that:

1

The memorandum and articles of association of the Company the most recent amendment to which having been registered on 8 March 2023 (the "Memorandum and Articles") remain in full force and effect and are unamended.

2

The written resolutions of the board of directors of the Company dated 8 December 2024 and the resolutions of the board of directors of the Company dated 20 December 2024 (together, the "Resolutions") were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company).

3	The members of the Company (the "Members") have not restricted or limited the powers of the directors of the Company in any way.

4

The directors of the Company at the date of the Resolutions and at the date of this certificate were and are as follows: (i) Emiliano Kargieman; (ii) Marcos Eduardo Galperin; (iii) Peter Thomas Killalea; (iv) Kelly Kennedy; (v) Steven Terner Mnuchin; (vi) Theodore Glass Wang; (vii) Joseph Francis Dunford, Jr.; and (viii) Miguel Angel Gutierrez Mendez.

5

The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands and on which the Registered Agent's Certificate were prepared are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Members and directors (or any committee thereof) (duly convened in accordance with the memorandum and articles of association of the Company) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.

6	The Company has not created any charges over any of its property or assets save those entered in its register of charges maintained at the registered office of the Company.

7

Prior to, at the time of, and immediately following effectiveness of the Registration Statement and the Prospectus and the execution of the Sales Agreement the Company was, or will be, able to pay its debts as they fell, or fall, due, and the transactions to which the Registration Statement and the Prospectus relate will not cause the Company to become unable to pay its debts as they fall due. The Company has entered, or will enter, into the Registration Statement, the Prospectus and the Sales Agreement for proper value, not with an intention to defraud or wilfully defeat an obligation owed to any creditor and the transactions contemplated thereby do not and will not give any creditor an unfair preference.

8

The directors of the Company consider the transactions contemplated by the Registration Statement, the Prospectus and the Sales Agreement to be of commercial benefit to the Company and have acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

9

Immediately prior to the issue of all Placement Shares pursuant to the Registration Statement, the Prospectus and the Sales Agreement, the Company will have sufficient authorised but unissued Class A Ordinary Shares under the Memorandum and Articles.

10

Other than the Sales Agreement and the Purchase Agreement (as defined in the Resolutions) that has been provided to you for your review, there are no other agreements under which Class A Ordinary Shares authorised for issuance pursuant to the Resolutions have been or are to be issued.

11

To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of Members.

12

The Placement Shares issued or to be issued pursuant to the Registration Statement, the Prospectus and the Sales Agreement have been, or will be, duly registered, and will continue to be registered, in the Company's register of members.

13	Neither the Company nor any of its subsidiaries (if any) has an interest in any land in the British Virgin Islands.

14

To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors of the Company and/or the Members taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.

15	The Company has at no time had employees.

16	No invitation has been made or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Placement Shares.

17	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

18

There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Sales Agreement, the Registration Statement or the Prospectus.

[the remainder of this page has been intentionally left blank; signature page follows]

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion, unless I shall have previously notified you in writing personally to the contrary.

Signature	/s/ Emiliano Kargieman

Name:	Emiliano Kargieman

Title:	Director

[signature page to director's certificate of Satellogic Inc. addressed to Maples and Calder]